The information in this Preliminary Pricing Supplement is not complete and may be changed. We may not sell these Notes until the Pricing Supplement is delivered in final form. We are not selling these Notes, nor are we soliciting offers to buy these Notes, in any state where such offer or sale is not permitted.

Subject to Completion. Dated August 24, 2026

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-282565

The Bank of Nova Scotia

$ Autocallable Contingent Coupon Notes Due August 28, 2031

Linked to the Least Performing of the Common Stock of Apple Inc., the Common Stock of Advanced Micro Devices, Inc. and the Class A Common Stock of Alphabet Inc.

General

Any capitalized terms used but not defined in the following bullets have the meaning set forth under “Summary” in this pricing supplement.

￭The notes offered by this pricing supplement (the “Notes”) are unsubordinated and unsecured debt securities of The Bank of Nova Scotia (the “Bank”) and any payments on the Notes are subject to the credit risk of the Bank

￭Payments on the Notes are based on the performance of the common stock of Apple Inc., the common stock of Advanced Micro Devices, Inc. and the Class A common stock of Alphabet Inc. (each a “Reference Asset”) as described below

￭The Notes will be automatically called if the Closing Value of each Reference Asset on any Call Observation Date (as specified in this pricing supplement) is equal to or greater than its Initial Value

￭If the Notes are automatically called, you will receive a cash payment per Note on the Call Settlement Date equal to the Principal Amount plus the Contingent Coupon otherwise payable on the corresponding Contingent Coupon Payment Date. Following an automatic call, no further payments will be made on the Notes.

￭If the Notes have not been automatically called and the Closing Value of each Reference Asset on any Contingent Coupon Observation Date (as specified in this pricing supplement) is equal to or greater than its Contingent Coupon Barrier Value, the Notes will pay a Contingent Coupon (as specified under “Summary” below) on the corresponding Contingent Coupon Payment Date

￭If the Notes are not automatically called, you will receive the Principal Amount of your Notes on the Maturity Date, in addition to any Contingent Coupon due on such date

￭The Notes do not guarantee interest and you may not receive any Contingent Coupons on the Notes

￭The Notes are expected to price on August 25, 2026 and are expected to settle on August 28, 2026 and will have a term of approximately 5 years, if not automatically called prior to maturity

￭Minimum investment of $1,000 and integral multiples of $1,000 in excess thereof

￭CUSIP / ISIN: 06419TTE8 / US06419TTE81

￭See “Summary” beginning on page P-3 herein for additional information

All payments on the Notes will be made in cash. Any payment on your Notes is subject to the creditworthiness of the Bank.

Investment in the Notes involves certain risks. You should refer to “Additional Risks” beginning on page P-12 herein and “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 8 of the accompanying prospectus.

The initial estimated value of your Notes at the time the terms of your Notes are set on the Trade Date is expected to be between $929.86 and $959.86 per $1,000 Principal Amount, which will be less than the Original Issue Price of your Notes listed below. See “Additional Information Regarding Estimated Value of the Notes” on the following page and “Additional Risks — Risks Relating to Estimated Value and Liquidity” beginning on page P-13 of this document for additional information. The actual value of your Notes at any time will reflect many factors and cannot be predicted with accuracy.

	Per Note	Total
Original Issue Price	100.00%	$
Underwriting commissions(1)	2.75%	$
Proceeds to The Bank of Nova Scotia	97.25%	$

(1)Scotia Capital (USA) Inc. (“SCUSA”), our affiliate, will purchase the Notes at the Original Issue Price and, as part of the distribution of the Notes, will sell the Notes to Citigroup Global Markets Inc. (“CGMI” and, together with SCUSA, the “Agents”) at the discount specified in the table above. CGMI may resell the Notes to other dealers at a discount of up to the discount received. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

The Notes are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other government agency of Canada, the United States or any other jurisdiction.

Pricing Supplement dated [•], 2026

Scotia Capital (USA) Inc.	Citigroup Global Markets Inc.

The Notes offered hereunder are unsubordinated and unsecured obligations of the Bank and are subject to investment risks including the credit risk of the Bank. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia. The Notes will not be listed on any U.S. securities exchange or automated quotation system.

The Notes are derivative products based on the price return of the Reference Asset with the lowest percentage change from its Initial Value to its Closing Value on the applicable Contingent Coupon Observation Date. All payments on the Notes will be made in cash. The Notes do not constitute a direct investment in any of the Reference Assets. By acquiring the Notes, you will not have a direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of, any Reference Asset, including without limitation, any voting rights or rights to receive any dividends or other distributions.

Our affiliate, SCUSA, may use the final pricing supplement to which this preliminary pricing supplement relates in market-making transactions in the Notes after their initial sale. Unless we, SCUSA or another of our affiliates selling such Notes to you informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

Additional Information Regarding Estimated Value of the Notes

On the cover page of this pricing supplement, the Bank has provided the initial estimated value range for the Notes. This range of initial estimated values was determined by reference to the Bank’s internal pricing models, which take into consideration certain factors, such as the Bank’s internal funding rate on the Trade Date and the Bank’s assumptions about market parameters. For more information about the initial estimated value, see “Additional Risks — Risks Relating to Estimated Value and Liquidity” herein.

The economic terms of the Notes are based on the Bank’s internal funding rate, which is the rate the Bank would pay to borrow funds through the issuance of similar market-linked notes, the underwriting discount and the costs associated with selling and structuring the Notes, including the economic terms of certain related hedging arrangements. Due to these factors, the Original Issue Price you pay to purchase the Notes will be greater than the initial estimated value of the Notes. The Bank’s internal funding rate is typically lower than the rate the Bank would pay when it issues conventional fixed rate debt securities as discussed further under “Additional Risks — Risks Relating to Estimated Value and Liquidity — Neither the Bank’s nor SCUSA’s estimated value of the Notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities” herein. The Bank’s use of its internal funding rate reduces the economic terms of the Notes to you.

The value of your Notes at any time will reflect many factors and cannot be predicted; however, assuming that all relevant factors remain constant after the Trade Date, the price at which SCUSA may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately 3 months after the Original Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the Agents. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date based on changes in market conditions and other factors that cannot be predicted.

For additional information regarding the price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do), each based on SCUSA’s pricing models; see “Additional Risks — Risks Relating to Estimated Value and Liquidity — The price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your Notes”.

We urge you to read the “Additional Risks” beginning on page P-12 of this pricing supplement.

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus, each filed with the SEC. See “Additional Terms of Your Notes” in this pricing supplement.

Issuer:	The Bank of Nova Scotia (the “Bank”)
Issue:	Senior Note Program, Series A
CUSIP / ISIN:	06419TTE8 / US06419TTE81
Type of Notes:	Autocallable Contingent Coupon Notes
Reference Assets:	As set forth in the following table:
	Reference Asset	Bloomberg Ticker	Initial Value[1]	Contingent Coupon Barrier Value[1]
	Apple Inc.	AAPL	$[•]	75.00% of its Initial Value
	Advanced Micro Devices, Inc.	AMD	$[•]	75.00% of its Initial Value
	Alphabet Inc.	GOOGL	$[•]	75.00% of its Initial Value
1 To be determined on the Trade Date and set forth in the final pricing supplement
Minimum Investment and Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Principal Amount:	$1,000 per Note; $[•] in the aggregate
Original Issue Price:	100% of the Principal Amount of each Note
Trade Date:	August 25, 2026
Original Issue Date:

August 28, 2026

We expect that delivery of the Notes will be made against payment therefor on or about the third DTC settlement day following the date of pricing of the Notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one DTC settlement day (“T+1”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to one DTC settlement day before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three DTC settlement days (T+3), to specify alternative settlement arrangements to prevent a failed settlement.

Final Valuation Date:	August 25, 2031
Maturity Date:	August 28, 2031
Contingent Coupon Observation Dates and Contingent Coupon Payment Dates:	The Contingent Coupon Observation Dates and Contingent Coupon Payment Dates are as specified under the section “Contingent Coupon Observation Dates and Contingent Coupon Payment Dates” herein.
Contingent Coupon:

If the Notes have not been automatically called and the Closing Value of each Reference Asset on any Contingent Coupon Observation Date is equal to or greater than its respective Contingent Coupon Barrier Value, you will receive a Contingent Coupon of $8.9333 per Note (equal to 10.72% per annum) on the related Contingent Coupon Payment Date. The actual Contingent Coupon will be determined on the Trade Date.

If, however, the Notes have not been automatically called and the Closing Value of any Reference Asset on any Contingent Coupon Observation Date is less than its Contingent Coupon Barrier Value, no Contingent Coupon will accrue or be payable on the related Contingent Coupon Payment Date.

Contingent Coupons on the Notes are not guaranteed.
Automatic Call Feature:

If the Closing Value of each Reference Asset on any Call Observation Date is equal to or greater than its respective Initial Value, the Notes will be automatically called on the related Call Settlement Date for a cash payment per Note equal to the Principal Amount of $1,000 plus the Contingent Coupon otherwise payable on the corresponding Contingent Coupon Payment Date. Following an automatic call, no further payments will be made on the Notes.

Call Observation Dates:	Each of the Contingent Coupon Observation Dates designated as a Call Observation Date as specified under the section “Contingent Coupon Observation Dates and Contingent Coupon Payment Dates” herein.
Call Settlement Dates:	With respect to each Call Observation Date, the Contingent Coupon Payment Date immediately following such Call Observation Date.
Payment at Maturity:

If the Notes are not automatically called, you will receive on the Maturity Date a cash payment per Note that you hold (in each case, in addition to any Contingent Coupon otherwise due) equal to the Principal Amount of $1,000.

Any payments on the Notes are subject to the credit risk of the Bank.

Closing Value:

With respect to each Reference Asset, as specified under “General Terms of the Notes — Determining the Value of the Reference Asset — Closing Value for a Reference Equity” in the accompanying product supplement

Initial Value:	With respect to each Reference Asset, its Closing Value on the Trade Date, as set forth in the table above
Final Value:	With respect to each Reference Asset, its Closing Value on the Final Valuation Date
Contingent Coupon Barrier Value:	With respect to each Reference Asset, 75.00% of its Initial Value, as set forth in the table above (in each case, rounded to the same number of decimal places as its Initial Value)
Market Disruption Events and other Postponements:

The Call Observation Dates and the Contingent Coupon Observation Dates (including the Final Valuation Date) are subject to postponement, as described under “General Terms of the Notes—Market Disruption Events” in the accompanying product supplement.

Adjustments to the Reference Asset:

The Reference Assets and the terms of the Notes, including without limitation the Initial Values, Closing Values, Final Values and Contingent Coupon Barrier Values, are subject to adjustment as described under “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Equity” and “— Anti-Dilution Adjustments Relating to a Reference Equity” in the accompanying product supplement.

Status:

The Notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). The Notes are not insured by the CDIC pursuant to the CDIC Act, the FDIC or any other government agency of Canada, the United States or any other jurisdiction.

Tax Redemption:

The Bank (or its successor) may redeem the Notes, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the Notes. See “Tax Redemption” in the accompanying product supplement.

Listing:	The Notes will not be listed on any securities exchange or quotation system
Terms Incorporated:	All of the terms appearing above the item under the caption “General Terms of the Notes” in the accompanying product supplement, as modified by this pricing supplement
Business Day:	As specified in the product supplement under “General Terms of the Notes — Special Calculation Provisions — Business Day”
Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank
Canadian Bail-in:	The Notes are not bail-inable debt securities under the CDIC Act

The dates listed above are subject to change and will be set forth in the final pricing supplement.

Investing in the Notes involves significant risks. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Contingent Coupon Observation Dates and Contingent Coupon Payment Dates

Contingent Coupon Observation Date	Contingent Coupon Payment Date	Contingent Coupon Observation Date (cont.)	Contingent Coupon Payment Date (cont.)	Contingent Coupon Observation Date (cont.)	Contingent Coupon Payment Date (cont.)
September 25, 2026	September 30, 2026	May 25, 2028*	May 31, 2028	January 25, 2030*	January 30, 2030
October 26, 2026	October 29, 2026	June 26, 2028*	June 29, 2028	February 25, 2030*	February 28, 2030
November 25, 2026	December 1, 2026	July 25, 2028*	July 28, 2028	March 25, 2030*	March 28, 2030
December 28, 2026	December 31, 2026	August 25, 2028*	August 30, 2028	April 25, 2030*	April 30, 2030
January 25, 2027	January 28, 2027	September 25, 2028*	September 28, 2028	May 28, 2030*	May 31, 2030
February 25, 2027	March 2, 2027	October 25, 2028*	October 30, 2028	June 25, 2030*	June 28, 2030
March 25, 2027	March 31, 2027	November 27, 2028*	November 30, 2028	July 25, 2030*	July 30, 2030
April 26, 2027	April 29, 2027	December 26, 2028*	December 29, 2028	August 26, 2030*	August 29, 2030
May 25, 2027	May 28, 2027	January 25, 2029*	January 30, 2029	September 25, 2030*	September 30, 2030
June 25, 2027	June 30, 2027	February 26, 2029*	March 1, 2029	October 25, 2030*	October 30, 2030
July 26, 2027	July 29, 2027	March 26, 2029*	March 29, 2029	November 25, 2030*	November 29, 2030
August 25, 2027*	August 30, 2027	April 25, 2029*	April 30, 2029	December 26, 2030*	December 31, 2030
September 27, 2027*	September 30, 2027	May 25, 2029*	May 31, 2029	January 27, 2031*	January 30, 2031
October 25, 2027*	October 28, 2027	June 25, 2029*	June 28, 2029	February 25, 2031*	February 28, 2031
November 26, 2027*	December 1, 2027	July 25, 2029*	July 30, 2029	March 25, 2031*	March 28, 2031
December 27, 2027*	December 30, 2027	August 27, 2029*	August 30, 2029	April 25, 2031*	April 30, 2031
January 25, 2028*	January 28, 2028	September 25, 2029*	September 28, 2029	May 27, 2031*	May 30, 2031
February 25, 2028*	March 1, 2028	October 25, 2029*	October 30, 2029	June 25, 2031*	June 30, 2031
March 27, 2028*	March 30, 2028	November 26, 2029*	November 29, 2029	July 25, 2031*	July 30, 2031
April 25, 2028*	April 28, 2028	December 26, 2029*	December 31, 2029	Final Valuation Date	Maturity Date

* Such Contingent Coupon Observation Date is also a Call Observation Date

Additional Terms Of Your Notes

You should read this pricing supplement together with the prospectus dated November 8, 2024, as supplemented by the prospectus supplement dated November 8, 2024 and the product supplement (Market-Linked Notes, Series A) dated November 8, 2024, relating to our Senior Note Program, Series A, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying product supplement; third, the prospectus supplement; and last, the prospectus. The Notes may vary from the terms described in the accompanying prospectus, prospectus supplement and product supplement in several important ways. You should read this pricing supplement carefully, including the documents incorporated by reference herein.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).

Product Supplement (Market-Linked Notes, Series A) dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000183988224038316/bns_424b2-21309.htm

Prospectus Supplement dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000183988224038303/bns_424b3-21311.htm

Prospectus dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000119312524253771/d875135d424b3.htm

The Bank reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, the Bank will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case the Bank may reject your offer to purchase.

Investor Suitability

The Notes may be suitable for you if:

●You fully understand and accept the risks inherent in an investment in the Notes, including the risk that you may receive few or no Contingent Coupons over the term of the Notes

●You understand and accept that your return on the Notes is limited to any Contingent Coupons received and that you will not participate in any appreciation of any of the Reference Assets, which may be significant

●You do not seek an investment that produces fixed periodic interest payments or other non-contingent sources of current income and you are willing to forgo any dividends or other distributions on the Reference Assets

●You believe that the Closing Value of each Reference Asset on each Contingent Coupon Observation Date will be equal to or greater than its Contingent Coupon Barrier Value

●You understand and accept Contingent Coupons on the Notes are not guaranteed and that you may receive few or no Contingent Coupons over the term of the Notes

●You understand and accept the Notes are not linked to a basket comprised of the Reference Assets and that, if the Closing Value of any Reference Asset on a Contingent Coupon Observation Date is less than its Contingent Coupon Barrier Value, you will not receive the Contingent Coupon on the corresponding Contingent Coupon Payment Date even if the Closing Value of another Reference Asset on such Contingent Coupon Observation Date is equal to or greater than its Contingent Coupon Barrier Value

●You understand and accept that the Notes may be automatically called prior to maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield

●You are willing to accept the market risks associated with the Reference Assets

●You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes

●You are willing to assume the credit risk of the Bank for all payments under the Notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you, including any repayment of principal

The Notes may not be suitable for you if:

●You do not fully understand or are unwilling to accept the risks inherent in an investment in the Notes, including the risk that you may receive few or no Contingent Coupons

●You do not fully understand or are unwilling to accept that your return on the Notes is limited to any Contingent Coupons received, or you seek an investment that participates in any appreciation of the Reference Assets

●You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income and/or you prefer an investment that entitles you to receive dividends or distributions on the Reference Assets

●You do not fully understand or are unwilling to accept that the Notes are not linked to a basket comprised of the Reference Assets and that, if the Closing Value of any Reference Asset on a Contingent Coupon Observation Date is less than its Contingent Coupon Barrier Value, you will not receive the Contingent Coupon on the corresponding Contingent Coupon Payment Date even if the Closing Value of another Reference Asset on such Contingent Coupon Observation Date is equal to or greater than its Contingent Coupon Barrier Value

●You believe that the Closing Value of at least one Reference Asset on one or more Contingent Coupon Observation Dates will be less than its Contingent Coupon Barrier Value or you are otherwise unwilling to accept the risk that you may receive few or no Contingent Coupons over the term of the Notes

●You are unwilling to accept the risk that the Notes may be automatically called prior to scheduled maturity

●You are unwilling to accept the market risks associated with the Reference Assets

●You are unable or unwilling to hold the Notes to maturity, or you seek an investment for which there will be a guaranteed secondary market

●You are unwilling to assume the credit risk of the Bank for all payments under the Notes

The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review “Additional Risks” in this pricing supplement and the “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 8 of the accompanying prospectus for risks related to an investment in the Notes.

Hypothetical EXAMPLES

The examples set out below are purely hypothetical and included for illustration purposes only. The actual Contingent Coupon, Initial Values and Contingent Coupon Barrier Values will be determined on the Trade Date as set forth under “Summary” herein. The “Total Return on the Notes” and “total return”, as used in these examples, is the number, expressed as a percentage, that results from comparing the total amount paid per Note to $1,000. The numbers appearing in the following examples may have been rounded for ease of analysis. The following examples do not take into account any tax consequences from investing in the Notes.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Key Terms and Assumptions
Hypothetical Initial Value of each Reference Asset:	$100.00
Hypothetical Contingent Coupon Barrier Value of each Reference Asset:	$75.00, which is 75.00% of the hypothetical Initial Value
Hypothetical Contingent Coupon:	$5.00 per Note on each Contingent Coupon Payment Date*

* The hypothetical Contingent Coupon used in these examples is purely hypothetical and has been chosen for illustrative purposes only. The actual Contingent Coupon for the Notes will be as set forth under “Summary” above.

Example 1: The Notes are automatically called following the first Call Observation Date.

Call Observation Date and/or Contingent Coupon Observation Date	Closing Value of Reference Asset A	Closing Value of Reference Asset B	Closing Value of Reference Asset C	Payment per Note
First through Eleventh Contingent Coupon Observation Dates	Various (all equal to or greater than its Initial Value and Contingent Coupon Barrier Value)	Various (all less than its Contingent Coupon Barrier Value)	Various (all equal to or greater than its Initial Value and Contingent Coupon Barrier Value)	$0.00
Twelfth Contingent Coupon Observation Date and First Call Observation Date	$130.00 (equal to or greater than its Initial Value and Contingent Coupon Barrier Value)	$105.00 (equal to or greater than its Initial Value and Contingent Coupon Barrier Value)	$115.00 (equal to or greater than its Initial Value and Contingent Coupon Barrier Value)	$1,005.00 (Payment upon an Automatic Call plus Contingent Coupon)
Total payment (per Note):				$1,005.00 (0.50% total return on the Notes)

Because the Closing Value of each Reference Asset on the first Call Observation Date (which is approximately 12 months after the Trade Date) is equal to or greater than its Initial Value, the Notes are automatically called on the applicable Call Settlement Date for a cash payment per Note equal to $1,005.00 (or $1,000 plus the applicable Contingent Coupon), for a total return of 0.50% on the Notes. Following the applicable Call Settlement Date, no further payments will be made on the Notes.

Example 2: The Notes are NOT automatically called and the Final Value of each Reference Asset is equal to or greater than its Contingent Coupon Barrier Value.

Call Observation Date and/or Contingent Coupon Observation Date	Closing Value of Reference Asset A	Closing Value of Reference Asset B	Closing Value of Reference Asset C	Payment per Note
First through Fifty-Ninth Contingent Coupon Observation Dates (including each of the Call Observation Dates)	Various (all equal to or greater than its Initial Value and Contingent Coupon Barrier Value)	Various (all less than its Initial Value and Contingent Coupon Barrier Value)	Various (all equal to or greater than its Initial Value and Contingent Coupon Barrier Value)	$0.00
	Final Value of Reference Asset A	Final Value of Reference Asset B	Final Value of Reference Asset C
Final Valuation Date	$150.00 (equal to or greater than its Contingent Coupon Barrier Value)	$80.00 (equal to or greater than its Contingent Coupon Barrier Value)	$115.00 (equal to or greater than its Contingent Coupon Barrier Value)	$1,005.00 (Payment at Maturity plus Contingent Coupon)
Total payment (per Note):				$1,005.00 (0.50% total return on the Notes)

In this example, because the Closing Value of at least one Reference Asset is less than its Contingent Coupon Barrier Value on each Contingent Coupon Observation Date prior to the Final Valuation Date (and therefore also less than its Initial Value on each Call Observation Date), we will not pay a Contingent Coupon on any of the corresponding Contingent Coupon Payment Dates and the Notes will not be automatically called.

Because the Notes are not automatically called and the Final Value of each Reference Asset is equal to or greater than its Contingent Coupon Barrier Value, the payment on the Maturity Date per Note is equal to $1,005.00 (or $1,000 plus the applicable Contingent Coupon), for a total return of 0.50% on the Notes.

Example 3: The Notes are NOT automatically called and the Final Value of at least one Reference Asset is less than its Contingent Coupon Barrier Value.

Call Observation Date and/or Contingent Coupon Observation Date	Closing Value of Reference Asset A	Closing Value of Reference Asset B	Closing Value of Reference Asset C	Payment per Note
First through Fifty-Ninth Contingent Coupon Observation Dates (including each of the Call Observation Dates)	Various (all equal to or greater than its Initial Value and Contingent Coupon Barrier Value)	Various (all less than its Initial Value and Contingent Coupon Barrier Value)	Various (all equal to or greater than its Initial Value and Contingent Coupon Barrier Value)	$0.00
	Final Value of Reference Asset A	Final Value of Reference Asset B	Final Value of Reference Asset C
Final Valuation Date	$40.00 (less than its Contingent Coupon Barrier Value)	$90.00 (equal to or greater than its Contingent Coupon Barrier Value)	$50.00 (less than its Contingent Coupon Barrier Value)	$1,000.00 (Payment at Maturity)
Total payment (per Note):				$1,000.00 (0.00% total return on the Notes)

In this example, because the Closing Value of at least one Reference Asset is less than its Contingent Coupon Barrier Value on each Contingent Coupon Observation Date prior to the Final Valuation Date (and therefore also less than its Initial Value on each Call Observation Date), we will not pay a Contingent Coupon on any of the corresponding Contingent Coupon Payment Dates and the Notes will not be automatically called.

Because the Notes are not automatically called and the Final Value of at least one Reference Asset is less than its Contingent Coupon Barrier Value, payment on the Maturity Date per Note is equal to the Principal Amount of $1,000.00, for a total return of 0.00% on the Notes. In this scenario you receive no positive return on the Notes.

Examples 2 through 3 above demonstrate that you may receive no Contingent Coupon with respect to one or more Contingent Coupon Observation Dates and, if the Closing Value of at least one Reference Asset is less than its Contingent Coupon Barrier Value on each Contingent Coupon Observation Date (including the Final Valuation Date), you will receive no Contingent Coupons, and will not receive a positive return, on the Notes.

ADDITIONAL RISKS

An investment in the Notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and page 8 of the accompanying prospectus.

You should understand the risks of investing in the Notes and carefully consider with your advisors the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and in the accompanying product supplement, prospectus supplement and prospectus.

Risks Relating to Return Characteristics

Any potential positive return is limited to the Contingent Coupons; you may not receive any Contingent Coupons

The potential positive return on the Notes is limited to the Contingent Coupons, if any, that may be payable during the term of the Notes, and you will not participate in any appreciation in the value of any Reference Asset. You will receive a Contingent Coupon with respect to the Final Valuation Date only if the Final Value of each Reference Asset is equal to or greater than its Contingent Coupon Barrier Value. Contingent Coupons are not guaranteed and you may receive no Contingent Coupons. If the Closing Value of any Reference Asset is less than its Contingent Coupon Barrier Value on each Contingent Coupon Observation Date, you will not receive any Contingent Coupons, and will not receive a positive return, on the Notes.

The Contingent Coupon and Contingent Coupon Barrier Values reflect, in part, the volatility of each Reference Asset and greater volatility generally indicates an increased risk of receiving few or no Contingent Coupons on the Notes

Volatility is a measure of the frequency and magnitude of the movements of the price of an asset (or value of an index). The terms of the Notes, including the Contingent Coupon and Contingent Coupon Barrier Value for each Reference Asset are based on a number of factors, including the expected volatility of the Reference Assets. The Contingent Coupon is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and is higher than it otherwise would have been had the expected volatility of the Reference Assets, calculated as of the time the terms of the Notes are determined, been lower. As volatility of a Reference Asset increases, there will typically be a greater likelihood that its Closing Value on one or more Contingent Coupon Observation Dates will be less than its Contingent Coupon Barrier Value and, as a consequence, indicates an increased risk of not receiving a Contingent Coupon. All things being equal, this greater expected volatility will generally be reflected in a higher Contingent Coupon or a lower Contingent Coupon Barrier Value, which may indicate an increased risk of receiving no positive return on the Notes.

In addition, while the Contingent Coupon is set based on the expected volatility of the Reference Assets at the time the terms of the Notes are determined, the actual volatility of the Reference Assets over the term of the Notes may be significantly higher, and therefore you will face an even greater risk that you will not receive Contingent Coupons and receiving no positive return on the Notes.

The Notes are exposed to the market risk of each Reference Asset

The return on the Notes is not linked to a basket consisting of the Reference Assets, but is instead contingent on the performance of each Reference Asset. Unlike an instrument with a return linked to a basket of underlying securities or other assets, the determination as to whether a Contingent Coupon is payable on any Contingent Coupon Payment Date will be contingent on the performance of each individual Reference Asset on each Contingent Coupon Observation Date.

Poor performance by any Reference Asset over the term of the Notes will negatively affect your return and will not be offset or mitigated by a more favorable performance of any other Reference Asset. For example, if the Closing Value of any Reference Asset on a Contingent Coupon Observation Date is less than its Contingent Coupon Barrier Value, you will not receive the Contingent Coupon on the corresponding Contingent Coupon Payment Date, even if the Closing Value of another Reference Asset on such Contingent Coupon Observation Date is equal to or greater than its Contingent Coupon Barrier Value. It is therefore more likely that you will not receive any Contingent Coupons over the term of the Notes than would have been the case had the Notes been linked to only one of the Reference Assets or a basket of the Reference Assets.

The amounts payable on the Notes are not linked to the value of the Reference Assets at any time other than on the applicable Call Observation Dates and Contingent Coupon Observation Dates (including the Final Valuation Date)

The determination of whether the Notes will be automatically called will be based solely on the Closing Values of the Reference Assets on each Call Observation Date and whether you will receive Contingent Coupons will be based solely on the Closing Values of the Reference Assets on each Contingent Coupon Observation Date (including the Final Valuation Date). Even if the value of a Reference Asset increases at any other time but then declines to a Closing Value on a Call Observation Date that is less than its Initial Value or declines to a Closing Value on a Contingent Coupon Observation Date (including the Final Valuation Date) that is less than its Contingent Coupon Barrier Value, as applicable, the Notes will not be automatically called and/or you will not receive a Contingent Coupon on the corresponding Contingent Coupon Payment Date.

The Notes may be automatically called prior to maturity and are subject to reinvestment risk

The Notes will be automatically called if the Closing Value of each Reference Asset on any Call Observation Date is equal to or greater than its Initial Value. Accordingly, the Notes may be subject to an automatic call as early as the first potential Call Settlement Date and no additional payments will be made on the Notes after the relevant Call Settlement Date. If the Notes are automatically called, the amount that you receive on the Notes could be less than if the Notes had remained outstanding until maturity, and you may not be able to reinvest any amounts received on the Notes at a comparable return for a similar level of risk. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs built into the price of the new notes. The automatic call feature may also adversely impact your ability to sell the Notes and the price at which they may be sold in the secondary market, if any.

The Notes differ from conventional debt instruments

The Notes are not conventional notes or debt instruments. The Notes do not provide you with guaranteed interest payments as a conventional fixed-rate or floating-rate debt security with the same maturity would. The return that you will receive on the Notes may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional, interest-bearing senior debt security of the Bank.

Holding the Notes is not the same as holding the Reference Assets

Holding the Notes is not the same as holding the Reference Assets. For example, as a holder of the Notes, you will not be entitled to the voting rights or rights to receive dividends or other distributions or other rights that holders of the Reference Assets would enjoy.

Risks Relating to Characteristics of the Reference Assets

The Notes are subject to single stock risk associated with the Reference Assets

The return on the Notes is directly linked to the performance of the Reference Assets. The value of a Reference Asset can rise or fall sharply due to factors specific to its issuer (each, a “Reference Asset Issuer”), as well as general market factors, such as general market volatility and levels, interest rates and economic, political and other conditions.

Investors should investigate the Reference Assets as if making a direct investment in the Reference Assets

Investors should conduct their own diligence of the Reference Assets as an investor would if it were making a direct investment in the Reference Assets. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the Reference Assets. Furthermore, we cannot give any assurance that all events occurring prior to the Original Issue Date have been properly disclosed. Subsequent disclosure of any such events or the disclosure or failure to disclose material future events concerning the Reference Assets could affect any payment on the Notes. Investors should not conclude that the sale by the Bank of the Notes is any form of investment recommendation by the Bank or any of its affiliates to invest in securities linked to the performance of the Reference Assets.

Past performance of the Reference Assets should not be taken as an indication of the future performance of the Reference Assets

The values of the Reference Assets have fluctuated in the past and may in the future experience significant fluctuations. The historical performance of a Reference Asset is not an indication of future performance. The historical correlation between Reference Assets is not an indication of the future correlation between them over the term of the Notes. The performance of the Reference Assets individually or in comparison over the term of the Notes may bear no relation or resemblance to the historical performance of any of the Reference Assets.

Risks Relating to Estimated Value and Liquidity

The Bank’s initial estimated value of the Notes at the time of pricing (when the terms of your Notes are set on the Trade Date) will be lower than the Original Issue Price of the Notes

The Bank’s initial estimated value of the Notes is only an estimate. The Original Issue Price of the Notes will exceed the Bank’s initial estimated value. The difference between the Original Issue Price of the Notes and the Bank’s initial estimated value reflects costs associated with selling and structuring the Notes, as well as hedging its obligations under the Notes.

Neither the Bank’s nor SCUSA’s estimated value of the Notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities

The Bank’s initial estimated value of the Notes and SCUSA’s estimated value of the Notes at any time are determined by reference to the Bank’s internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for the Bank’s conventional fixed-rate debt securities and the borrowing rate the Bank would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, the Bank’s view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the Bank’s conventional fixed-rate debt. If the interest rate implied by the credit spreads for the Bank’s conventional fixed-rate debt securities, or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities were to be used, the Bank would expect the economic terms of the Notes to be more favorable to you. Consequently, the use of an internal funding rate for the Notes increases the estimated value of the Notes at any time and has an adverse effect on the economic terms of the Notes.

The Bank’s initial estimated value of the Notes does not represent future values of the Notes and may differ from others’ (including SCUSA’s) estimates

The Bank’s initial estimated value of the Notes is determined by reference to its internal pricing models when the terms of the Notes are set. These pricing models consider certain factors, such as the Bank’s internal funding rate on the Trade Date, the expected term of the Notes, market conditions and other relevant factors existing at that time, and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions (including the pricing models and assumptions used by SCUSA) could provide valuations for the Notes that are different, and perhaps materially lower, from the Bank’s initial estimated value. Therefore, the price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) may be materially lower than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

The price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your Notes

SCUSA’s estimated value of the Notes is determined by reference to its pricing models and takes into account the Bank’s internal funding rate. Assuming that all relevant factors remain constant after the Trade Date, the price at which SCUSA would initially buy or sell your Notes in the secondary market (if SCUSA makes a market, which it is not obligated to do) may exceed SCUSA’s estimated value of your Notes as of the Trade Date. As agreed by the Agents, this excess is expected to decline to zero over the period specified under “Additional Information Regarding Estimated Value of the Notes” herein. Thereafter, if SCUSA buys or sells your Notes, it will do so at prices that reflect the estimated value determined by reference to SCUSA’s pricing models at that time. The price at which SCUSA will buy or sell your Notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes. If SCUSA calculated its estimated value of your Notes by reference to the Bank’s credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities (as opposed to the Bank’s internal funding rate), the price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) could be significantly lower.

SCUSA’s pricing models consider certain variables, including principally the Bank’s internal funding rate, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the Notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your Notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your Notes determined by reference to SCUSA’s models, taking into account the Bank’s internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. See “— The price at which the Notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” herein.

In addition to the factors discussed above, the value and quoted price of your Notes at any time will reflect many factors and cannot be predicted. If SCUSA makes a market in the Notes, the price quoted by SCUSA would reflect any changes in market conditions and other relevant factors, including any deterioration in the Bank’s creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your Notes, including the price you may receive for your Notes in any market making transaction. To the extent that SCUSA makes a market in the Notes, the quoted price will reflect the estimated value determined by reference to SCUSA’s pricing models at that time, plus or minus SCUSA’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your Notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your Notes in a secondary market sale.

There is no assurance that SCUSA or any other party will be willing to purchase your Notes at any price and, in this regard, SCUSA is not obligated to make a market in the Notes. See “— The Notes lack liquidity” herein.

The price at which the Notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased

The price at which the Notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the value of the Reference Assets over the full term of the Notes, (ii) volatility of the Reference Assets and the market’s perception of future volatility of the Reference Assets, (iii) the correlation among the Reference Assets, (iv) changes in interest rates generally, (v) any actual or anticipated changes in our credit ratings or credit spreads and (vi) the time remaining to maturity. In particular, because the provisions of the Notes relating to the Contingent Coupon feature behave like options, the value of the Notes will vary in ways which are non-linear and may not be intuitive.

Depending on the actual or anticipated values of the Reference Assets and other relevant factors, the market value of the Notes may decrease and you may receive substantially less than 100% of the issue price if you sell your Notes prior to maturity.

See “Additional Risk Factors Specific to the Notes — Risks Relating to Liquidity — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” in the accompanying product supplement.

The Notes lack liquidity

The Notes will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Notes. SCUSA and any other affiliates of the Bank may, but are not obligated to, make a market in the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which SCUSA is willing to purchase the Notes from you. If at any time SCUSA does not make a market in the Notes, it is likely that there would be no secondary market for the Notes. Accordingly, you should be willing to hold your Notes to maturity.

Risks Relating to Hedging Activities and Conflicts of Interest

There are potential conflicts of interest between you and the Calculation Agent

Scotia Capital Inc., the Calculation Agent, is one of our affiliates. In performing its duties, the economic interests of the Calculation Agent are potentially adverse to your interests as an investor in the Notes. The Calculation Agent is under no obligation to consider your interests as a holder of the Notes in taking any actions that might affect the values of the Reference Assets or the value of, and return on, the Notes.

Hedging activities by the Bank and SCUSA may negatively impact investors in the Notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Notes

The Bank, SCUSA or one or more of our other affiliates has hedged or expects to hedge the obligations under the Notes by purchasing shares of one or more Reference Assets, futures and/or other instruments linked to the Reference Assets. The Bank, SCUSA or one or more of our other affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the Reference Assets, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the Final Valuation Date.

The Bank, SCUSA or one or more of our other affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked notes whose returns are linked to changes in the value or price of one or more Reference Assets. Any of these hedging activities may adversely affect the value of a Reference Asset and, therefore, the market value of, and return on, the Notes.

The Bank, the Agents and/or our other or their respective affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which may include the Reference Asset Issuers and the market activities by the Bank, the Agents or our respective affiliates for our own account or for our clients could negatively impact investors in the Notes

We, the Agents and/or our other or their respective affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, the Agents and/or our other or their respective affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the Notes or other securities that we have issued), each Reference Asset, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our own accounts or for the accounts of our customers, and we will have other direct or indirect interests, in those securities and in other markets that may not be consistent with your interests and may adversely affect the value of one or more Reference Assets and/or the value of the Notes. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the Reference Asset Issuers, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the value of one or more Reference Assets and the market for your Notes, and you should expect that our interests and those of the Agents and/or our other or their respective affiliates, clients or counterparties, will at times be adverse to those of investors in the Notes.

You should expect that we, the Agents and/or our other or their respective affiliates, in providing these services, engaging in such transactions, or acting for our or their own respective accounts, may take actions that have direct or indirect effects on the Notes or other securities that we may issue, one or more Reference Assets or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the Notes. In addition, in connection with these activities, certain personnel within the Bank, the Agents and/or our other or their respective affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the Notes.

We, the Agents and/or our other or their respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the Notes or other securities that we may issue, each Reference Asset or other securities or instruments similar to or linked to the foregoing. Investors in the Notes should expect that the Bank, the Agents and/or our other or their respective affiliates offer securities, financial instruments, and other products that may compete with the Notes for liquidity or otherwise.

The Calculation Agent can make antidilution and other adjustments that may adversely affect the market value of, and return on, the Notes

For antidilution and certain other events affecting a Reference Asset, the Calculation Agent may make adjustments to its Initial Value, Contingent Coupon Barrier Value, Closing Value and/or Final Value, as applicable, and any other term of the Notes. However, the Calculation Agent will not make an adjustment in response to every corporate event that could affect a Reference Asset. If an event occurs that does not require the Calculation Agent to make an adjustment, the market value of, and any payment on, the Notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the Calculation Agent. You should be aware that the Calculation Agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or this document as necessary to achieve an equitable result. Following certain reorganization events relating to a Reference Asset Issuer where such issuer is not the surviving entity, the determination as to whether the Contingent Coupon is payable to you on any Contingent Coupon Payment Date and whether the Notes are subject to an automatic call may be based on the equity security of a successor to such Reference Asset Issuer in combination with any cash or any other assets distributed to holders of such Reference Asset in such reorganization event. If a Reference Asset is delisted or otherwise suspended from trading, the Calculation Agent will determine the Closing Value of such Reference Asset in good faith and in a manner designed to achieve a commercially reasonable result, which may include deeming the Closing Value of such Reference Asset on the Trading Day immediately preceding such event to be its Closing Value on every remaining Trading Day to and including the Final Valuation Date. The occurrence of any antidilution or reorganization event and the consequent adjustments may materially and adversely affect the market value of, and any amounts payable on, the Notes. For more information, see the sections “General Terms of the Notes — Market Disruption Events — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Equity” and “— Anti-Dilution Adjustments Relating to a Reference Equity” in the accompanying product supplement.

Risks Relating to General Credit Characteristics

Your investment is subject to the credit risk of the Bank

The Notes are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, prospectus supplement and product supplement, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any Contingent Coupons and the payment upon an automatic call or at maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes. If you sell the Notes prior to maturity, you may receive substantially less than the Principal Amount of your Notes.

Risks Relating to Canadian and U.S. Federal Income Taxation

The Bank Intends to Treat the Notes as Subject to Special Rules Governing CPDI for U.S. Federal Income Tax Purposes.

Because the Bank intends to treat the Notes as CPDIs for U.S. federal income tax purposes, if you are a U.S. holder, you generally will be required to pay taxes on ordinary income from the Notes over their term based on the comparable yield for the Notes, subject to any positive or negative adjustments based on the actual payments on the Notes. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to the Maturity Date and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the taxable disposition of the Notes will be taxed as ordinary interest income. If you purchased the Notes in the secondary market, the tax consequences to you may be different.

Please see the section entitled “Material U.S. Federal Income Tax Consequences” herein for a more detailed discussion. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your Notes in your particular circumstances.

Uncertain tax treatment

Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Material Canadian Income Tax Consequences” and “Material U.S. Federal Income Tax Consequences” in this pricing supplement.

Information Regarding The Reference AssetS

Apple Inc.

According to publicly available information, Apple Inc. (“Apple”) designs, manufactures and markets mobile communication and media devices, personal computers, and portable digital music players, and sells a variety of related software, services, accessories, networking solutions, and third-party digital content and applications. Information filed by Apple with the SEC can be located by reference to its SEC file number: 001-36743, or its CIK Code: 0000320193. Apple’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “AAPL”.

Historical Information

We obtained the information regarding the historical performance of the common stock of Apple in the graph below from Bloomberg, without independent review or verification. The graph below illustrates the performance of the common stock of Apple from January 1, 2021 through August 21, 2026.

The historical performance of the common stock of Apple should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Value of the common stock of Apple on any Contingent Coupon Observation Date or Call Observation Date. We cannot give you assurance that the performance of the common stock of Apple will result in any positive return on your investment in the Notes. Past performance of a Reference Asset is not indicative of its future performance.

Historical Performance of the Common Stock of Apple Inc.

Advanced Micro Devices, Inc.

According to publicly available information, Advanced Micro Devices, Inc. (“AMD”) is a semiconductor company that produces computer processors and related technologies. Information filed by AMD with the SEC can be located by reference to its SEC file number: 001-07882, or its CIK Code: 0000002488. AMD’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “AMD”.

Historical Information

We obtained the information regarding the historical performance of the common stock of AMD in the graph below from Bloomberg, without independent review or verification. The graph below illustrates the performance of the common stock of AMD from January 1, 2021 through August 21, 2026.

The historical performance of the common stock of AMD should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Value of the common stock of AMD on any Contingent Coupon Observation Date or Call Observation Date. We cannot give you assurance that the performance of the common stock of AMD will result in any positive return on your investment in the Notes. Past performance of a Reference Asset is not indicative of its future performance.

Historical Performance of the Common Stock of Advanced Micro Devices, Inc.

Alphabet Inc.

According to publicly available information, Alphabet Inc. (“Alphabet”) is a parent holding company of Google LLC that provides web-based search, advertisements, maps, software applications, mobile operating systems, consumer content, enterprise solutions, commerce and hardware products. Information filed by Alphabet with the SEC can be located by reference to its SEC file number: 001-37580, or its CIK Code: 0001652044. Alphabet’s Class A common stock is listed on the Nasdaq Global Select Market under the ticker symbol “GOOGL”.

Historical Information

We obtained the information regarding the historical performance of the Class A common stock of Alphabet in the graph below from Bloomberg, without independent review or verification. The graph below illustrates the performance of the Class A common stock of Alphabet from January 1, 2021 through August 21, 2026.

The historical performance of the Class A common stock of Alphabet should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Value of the Class A common stock of Alphabet on any Contingent Coupon Observation Date or Call Observation Date. We cannot give you assurance that the performance of the Class A common stock of Alphabet will result in any positive return on your investment in the Notes. Past performance of a Reference Asset is not indicative of its future performance.

Historical Performance of the Class A Common Stock of Alphabet Inc.

Material Canadian Income Tax Consequences

See “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that no amount paid or payable to a Non-Resident Holder will be a deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Act.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Notes, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the Notes as contingent payment debt instruments (“CPDI”) subject to taxation under the “noncontingent bond method.” If your Notes are so treated, you should generally, for each accrual period, accrue original issue discount (“OID”) on your Notes in each taxable year at the “comparable yield” as determined by us (adjusted for the length of the accrual period), as applied to the adjusted issue price (as defined below) of the Notes at the beginning of each accrual period, subject to certain adjustments to reflect the difference between the actual and “projected” amounts of any payments you receive during the taxable year. This amount is ratably allocated to each day in the accrual period and is includible as ordinary interest income by a U.S. holder for each day in the accrual period on which the U.S. holder holds the Note, whether or not the amount of any payment is fixed or determinable in the taxable year. Thus, the noncontingent bond method will result in recognition of income prior to the receipt of cash and the possibility that your taxable income in any taxable year may differ significantly from the Contingent Coupons, if any, you receive in that taxable year.

In general, the comparable yield of a CPDI is equal to the yield at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the CPDI, including the level of subordination, term, timing of payments, and general market conditions. In general, because similar fixed rate debt instruments issued by us are traded at a price that reflects a spread above a benchmark rate, the comparable yield is the sum of the benchmark rate on the issue date and the spread. However, a special rule provides that the comparable yield may not be less than the “applicable federal rate” published by the Treasury. Although it is not clear how the comparable yield should be determined for instruments that may be automatically redeemed before maturity, our determination of the comparable yield is based on the maturity date.

The adjusted issue price of a CPDI at the beginning of each accrual period is generally equal to the issue price of the CPDI plus the amount of OID previously accrued (determined without regard to adjustments due to differences between projected and actual payments) and decreased by the amount of any noncontingent payment and the projected amounts of any contingent payments previously made on the CPDI (without regard to actual amounts paid). The projected payment schedule remains fixed throughout the term of the CPDI.

In addition to the determination of a comparable yield, the noncontingent bond method requires the construction of a projected payment schedule. The projected payment schedule includes all noncontingent payments, and the projected amount for contingent payments to be made under the CPDI, adjusted to produce the comparable yield.

A U.S. holder of the Notes is required to use our projected payment schedule to determine its OID accruals and adjustments unless such holder determines that our projected payment schedule is unreasonable, in which case such holder must disclose its own projected payment schedule in connection with its U.S. federal income tax return and the reason(s) why it is not using our projected payment schedule. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual contingent amount(s) that we will pay on a Note.

If the actual amount of the contingent payments that a U.S. holder receives during a taxable year are different from the amount reflected in the projected payment schedule, a U.S. holder is required to make adjustments in its OID accruals under the noncontingent bond method with respect to such taxable year. Adjustments arising from contingent payments that are greater than the assumed amounts of those payments are referred to as “positive adjustments”; adjustments arising from contingent payments that are less than the assumed amounts are referred to as “negative adjustments”. Positive and negative adjustments are netted for each taxable year with respect to each Note. Any net positive adjustment for a taxable year is treated as additional OID income of the U.S. holder. Any net negative adjustment reduces any OID on a Note for the taxable year that would otherwise accrue. Any excess is then treated as a current-year ordinary loss to the U.S. holder to the extent of OID accrued on the Note in prior years. The balance, if any, is treated as a negative adjustment on the Note in subsequent taxable years and, to the extent that it has not previously been taken into account, reduces the amount realized upon a taxable disposition of the Note.

We have determined that the comparable yield for the Notes is equal to [●]% per annum, compounded monthly. Based on our determination of the comparable yield, the “projected payment schedule” per $1,000 principal amount Note consists of the following payments:

Based on this comparable yield, if you are an initial holder that holds a Note until maturity and you calculate your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary interest income from the Note, not taking into account any positive or negative adjustments you may be required to take into account based on actual payments on such Note:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 Note)	Total Interest Deemed to Have Accrued From Original Issue Date (per $1,000 Note) as of End of Accrual Period
Issue Date through February 28, 2027	$[●]	$[●]
February 28, 2027 through August 28, 2027	$[●]	$[●]
August 28, 2027 through February 28, 2028	$[●]	$[●]
February 28, 2028 through August 28, 2028	$[●]	$[●]
August 28, 2028 through February 28, 2029	$[●]	$[●]
February 28, 2029 through August 28, 2029	$[●]	$[●]
August 28, 2029 through February 28, 2030	$[●]	$[●]
February 28, 2030 through August 28, 2030	$[●]	$[●]
August 28, 2030 through February 28, 2031	$[●]	$[●]
February 28, 2031 through Maturity Date	$[●]	$[●]

In general, a U.S. holder’s basis in a CPDI is increased by any OID previously accrued (determined without regard to adjustments due to differences between projected and actual payments) and decreased by the amount of any noncontingent payment and the projected amounts of any contingent payments previously made on the CPDI (without regard to actual amounts paid). Gain on the taxable disposition (including cash settlement) of a CPDI generally is treated as ordinary income. Loss, on the other hand, is treated as ordinary loss only to the extent of the U.S. holder’s prior net OID inclusions (i.e., reduced by the total net negative adjustments previously allowed to the U.S. holder as an ordinary loss) and capital loss to the extent in excess thereof. However, the deductibility of a capital loss realized on the taxable disposition of a Note is subject to limitations. Under the rules governing CPDI, special rules would apply to a person who purchases Notes at a price other than the adjusted Original Issue Price of the Note as determined for tax purposes.

A U.S. holder that purchases a Note for an amount other than the Original Issue Price of the Note will be required to adjust its OID inclusions to account for the difference. These adjustments will affect the U.S. holder’s basis in the Note. Reports to U.S.

holders may not include these adjustments. U.S. holders that purchase Notes at other than the Original Issue Price of the Note should consult their tax advisor regarding these adjustments.

Investors should consult their tax advisor with respect to the application of the CPDI provisions to the Notes. Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.

Alternative Treatments. There is no judicial or administrative authority discussing how the Notes should be treated for U.S. federal income tax purposes. Therefore, the IRS might assert that your Notes could alternatively be treated for tax purposes as “variable rate debt instruments” or that a different treatment other than that described above is more appropriate. U.S. holders should consult their tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the Notes for U.S. federal income tax purposes.

Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 897 of the Code and Section 871(m) of the Code, and FATCA, each as discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, each as discussed below, gain realized from the taxable disposition of your Notes generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether any Reference Asset Issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a taxable disposition of the Note to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the Notes as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.

Based on our determination that the Notes are not “delta-one” with respect to the Reference Assets, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting a Reference Asset or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of a Reference Asset or the Notes. If you enter, or have entered, into other transactions in respect of a Reference Asset or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A Note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Notes at death.

FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits and income, and the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of the Bank).

Supplemental Plan of Distribution (Conflicts of Interest)

SCUSA, our affiliate, will purchase the Notes at the Original Issue Price and, as part of the distribution of the Notes, will sell the Notes to CGMI at the discount specified on the cover hereof. CGMI may resell the Notes to other dealers at a discount of up to the discount received. In accordance with the terms of a distributor accession letter, CGMI has been appointed as a distribution agent under the distribution agreement and may purchase Notes from the Bank or its affiliates. Additionally, we or one of our affiliates will also pay a fee to iCapital Markets LLC, an unaffiliated broker-dealer, for services it is providing in connection with this offering.

SCUSA and our other affiliates may use the accompanying product supplement to which this pricing supplement relates in market-making transactions after the initial sale of the Notes. While SCUSA may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The price at which you purchase the Notes includes costs that the Bank, SCUSA or one or more of our other affiliates expect to incur and profits that the Bank, SCUSA or one or more of our other affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, subject to the temporary period discussed above under “Additional Information Regarding Estimated Value of the Notes”, you may experience an immediate and substantial decline in the market value of your Notes on the Original Issue Date.

Conflicts of Interest

SCUSA is an affiliate of the Bank and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. SCUSA is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

The Agents and our other and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Agents and our other and their respective affiliate have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses. In the ordinary course of their various business activities, the Agents and our other or their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. The Agents and our other and their respective affiliate may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Prohibition of Sales to EEA Retail Investors

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of Sales to United Kingdom Retail Investors

The only categories of person in the United Kingdom to whom this document may be distributed are those persons who (i) have professional experience in matters relating to investments falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”)), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons in (i)-(iii) above together being referred to as “Relevant Persons”). This document is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this document relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This document may only be provided to persons in the United Kingdom in circumstances where section 21(1) of FSMA does not apply to the Bank. The Notes are not being offered to “retail investors” within the meaning of the Packaged Retail and Insurance-based Investment Products Regulations 2017 and accordingly no Key Information Document has been produced under these regulations.